UMH PROPERTIES, INC.

(formerly United Mobile Homes, Inc.)

AGREEMENT EFFECTIVE January 1, 2006

BY AND BETWEEN:

UMH Properties, Inc., a Maryland

Corporation (“Corporation”)

AND:

Anna T. Chew (“Employee”)

Corporation desires to employ Employee in the business of the Corporation and Employee desires to be so employed.  The parties agree as follows:

1.

Employment.  The Corporation hereby employs Employee, and Employee hereby accepts employment with the Corporation, upon the terms and subject to the conditions set forth in this Employment Agreement.

2.

Description of Employment.  Employee is employed as Vice President, Chief Financial Officer and Treasurer of the Corporation.  Employee shall diligently and conscientiously devote her time and attention and put her best efforts to the discharge of her duties.  It is agreed that Employee may also serve as an officer of Monmouth Real Estate Investment Corporation and of Monmouth Capital Corporation.

3.

Term of Employment.  Unless sooner terminated in accordance with the provisions hereof, the term of this Employment Agreement shall be for a three-year period commencing January 1, 2006 and terminating December 31, 2008.  Thereafter, the term of this Employment Agreement shall be automatically renewed and extended for successive one-year periods except that either party may, at least ninety (90) days prior to such expiration date or any anniversary thereof, give written notice to the other party electing that this Employment Agreement not be renewed or extended, in which event this Employment Agreement shall expire as of the expiration date or anniversary date, respectively.  In the event of a merger of the Corporation, sale or change of control, defined as either voting control or control of 25% of the Board of Directors by other than the existing directors, Employee shall have the right to extend and renew this Employment Agreement so that the expiration date will be three years from the date of merger, sale or change of control.

4.

Place of Employment.  Employee’s principal place of employment shall be located at such offices of the Corporation in central New Jersey as the Board of Directors may, from time to time, determine.

5.

Compensation.  As compensation for all services to be rendered by Employee under this Employment Agreement, the Corporation shall pay to Employee a base salary of $225,133 for 2006 with an increase of 5% per year thereafter.  Said base salaries are to be paid in such intervals (at least monthly) as salaries are paid generally to other executive officers of the Corporation.  Any bonus will be at the discretion of the President.

a.

Severance.

As compensation on severance of employment for any reason, including death, Employee shall be entitled to the payment of one year’s salary.

b.

Disability.

The employee shall purchase a disability insurance policy so that in the event of disability exceeding ninety days, during which period employee’s salary will continue, the employee will receive lost wages from the disability policy.  The Corporation will reimburse the employee for the cost of such insurance.

c.

Bonuses.

Bonuses shall be paid at the discretion of the President.  Employee shall also receive an annual stock option bonus to purchase 10,000 shares of UMH Properties, Inc. at market price or the price required by law each year unless grant of the option exceeds the number of shares allowed by the option plan.

6.

Benefits.  Employee shall participate in all health, insurance and similar plans of the Corporation and shall also be eligible to participate in the Corporation’s 401(k) or other plan established by the Corporation.

a.

Vacation and Holidays.

Employee shall be entitled to four (4) weeks vacation and the same holidays as provided for the other members of the staff

b.

Automobile.

Corporation will provide the Employee with an automobile including maintenance, repairs, insurance, and all costs incident thereto, all comparable to those presently provided to Employee by the Corporation.

7.

Expenses.

Corporation will reimburse Employee for reasonable and necessary expenses by her in carrying out her duties under this agreement.  Employee shall present to the Corporation from time-to-time, an itemized account of such expenses in such forms as may be required by the Corporation.

8.

Review of Performance.  The President of the Corporation may annually review and evaluate the performance of Employee under this Employment Agreement with Employee.

9.

Termination.  This Employment Agreement may be terminated by the Corporation at any time by reason of the death or disability of Employee or for cause.  A termination with “cause” shall mean a termination of this Employment Agreement by reason of a good faith determination by the Board of Directors of the Corporation that Employee (i) failed to substantially perform her duties with the Corporation (if not due to death or disability), or (ii) has engaged in conduct, the consequences of which are materially adverse to the Corporation, monetarily or otherwise.  “Disability” shall mean a physical or mental illness which, in the judgment of the Corporation after consultation with the licensed physician attending the Employee, impairs Employee’s ability to substantially perform her duties under this Employment Agreement as an employee, and as a result of which she shall have been absent from her duties with the Corporation on a full time basis for six (6) consecutive months.

The termination provisions shall not, in any way, affect the disability benefits provided for in this Employment Agreement.

10.

Indemnification and Attorneys Fees.  The Corporation agrees to indemnify the Employee from any and all lawsuits filed directly against the Employee in either her capacity as Employee or as a Director of the Corporation.  The Corporation will pay all attorney fees and costs to defend the Employee from any such lawsuits.

11.

Notices.  For the purpose of this Employment Agreement, notices and all other communications provided for in this Employment Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with an established national reputation, shipping prepaid or billed to sender, to the following address or to such other address as either party may have furnished to the other in writing in accordance herewith.

Corporation:  UMH Properties, Inc.

                       3499 Route 9 North, Suite 3-C

           Freehold, NJ 07728

Employee:      Anna T. Chew

6 David Court

Millstone Township, NJ  07726

12.

Successors.  This Employment Agreement shall be binding on the Corporation and any successor to any of its businesses or assets.

13.

Binding Effect.  This Employment Agreement shall insure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.

Modification and Waiver.  No provision of this Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by the Board of Directors of the Corporation.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15.

Headings.  Headings used in this Employment Agreement are for convenience only and shall not be used to interpret its provisions.

16.

Waiver of Breach.  The waiver of either the Corporation or Employee of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Corporation or Employee.

17.

Amendments.  No amendments or variations of the terms and conditions of this Employment Agreement shall be valid unless the same is in writing and signed by all of the parties hereto.

18.

Severability.  The invalidity or unenforceability of any provision of this Employment Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision herein contained.  Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or enforceability.  It is expressly understood and agreed that, while the Corporation and Employee consider the restrictions contained in this Employment Agreement reasonable for the purpose of preserving for the Corporation the good will, other proprietary rights and intangible business value of the corporation if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Employment Agreement is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of such clause shall not be rendered void but shall be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

19.

Governing Law.  This Employment Agreement shall be construed and enforced pursuant to the laws of the State of New Jersey.

20.

Binding Arbitration and Damages Limitation.  It is expressly agreed by all parties to this contract that any dispute between the parties will be determined by binding arbitration performed under the rules of The American Arbitration Association.  It is expressly agreed that in no event can the Employee seek damages exceeding the greater of the dollar amount of salary and benefits from the time of the dispute to the end of the contract employment period; or one year’s pay.  This provision applies to any and all claims arising from Employee’s employment except for matters solely and directly caused by workers compensation insurance.

IN WITNESS WHEREOF, this Employment Agreement has been duly executed by the Corporation and Employee as of the date first above written.

UMH PROPERTIES, INC.

WITNESS:

By       /S/ Samuel A. Landy

_______________________

Samuel A. Landy

President

WITNESS:

By       /S/ Anna T. Chew

_______________________

Anna T. Chew

Employee

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